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                                  EXHIBIT 11


                 MOBILE AMERICA CORPORATION AND SUBSIDIARIES

                 UNAUDITED COMPUTATIONS OF EARNINGS PER SHARE

 QUARTERS ENDED JUNE 30, 1997 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1997 AND
                                     1996


                                                Quarters Ended June 30      Six Months Ended June 30
                                                   1997         1996           1997          1996
                                                ----------   ----------     ----------    ----------

Net Income                                      $2,085,689   $2,037,347     $3,652,381    $3,470,737
                                                ==========   ==========     ==========    ==========

Weighted average
Common shares outstanding                        6,271,888    6,296,379      6,271,888     6,296,379

Effect of weighting treasury stock acquired              0            0              0             0
                                                ----------   ----------     ----------    ----------

Common and common equivalent shares
 used in computing earnings per share            6,271,888    6,296,379      6,271,888     6,296,379
                                                ==========   ==========     ==========    ==========
Earnings per share                              $     0.33   $     0.32     $     0.58    $     0.55
                                                ==========   ==========     ==========    ==========